ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2013

●	Net income of $11.0 million in 2013 up from $4.4 million in 2012
●	Realized investment gains, net of $8.7 million in 2013 up from $1.4 million in 2012
●	Diluted earnings per share of $0.48 per share in 2013 up from $0.18 per share in 2012
●	Earned premiums up 14.9% in 2013 as compared to 2012

ATLANTA, Georgia, March 24, 2014 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2013.  For the fourth quarter ended December 31, 2013, the Company reported net income of $1.5 million, or $0.06 per diluted share up from $0.9 million, or $0.04 per diluted share in the fourth quarter of 2012.  Significantly all of the increase was attributable to realized investment gains.  Premiums for the fourth quarter of 2013 increased 18.0% to $37.9 million compared to $32.1 million for the fourth quarter of 2012, as premiums in the property and casualty operations increased by $3.8 million, or 44.1%.

Atlantic American reported net income for the year ended December 31, 2013 of $11.0 million, or $0.48 per diluted share, as compared to net income of $4.4 million, or $0.18 per diluted share, for the year ended December 31, 2012.  Total premiums during 2013 increased 14.9% to $145.6 million from 2012 premiums of $126.7 million, as premiums in the life and health and property and casualty operations increased 11.8% and 22.4%, respectively, in 2013 as compared to 2012.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We have completed another successful year for our Company with net income of $11.0 million.  We experienced significant premium growth during 2013 in both our life and health operations as well as our property and casualty operations which permitted us to continue making investments in not only our worksite product line and our internet and social media initiatives, but also complete an acquisition which should expedite our ability to introduce new products.  In addition, a significant portion of our net income was from realized investment gains, as we have been successful in repositioning our investment portfolio to significantly shorten the average maturity.  While such action immediately impacts our investment income returns, it better postures us for that future time when interest rates do begin to rise.    We continue to be optimistic for the future and again this February, our Board of Directors approved our 3rd annual dividend of $0.02 per share to shareholders of record on March 27, 2014.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding forward-looking statements:  This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, our future strategies, operating or financial performance.  Forward looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including those detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Selected Financial Data

	Three months ended		Year ended
	December 31,		December 31,
(Unaudited; In thousands, except per share data)	2013	2012	2013	2012

Insurance premiums
Life and health	$ 25,420	$ 23,458	$ 99,779	$ 89,272
Property and casualty	12,433	8,631	45,851	37,471
Investment income	2,596	2,886	10,809	11,504
Realized investment gains, net	326	6	8,741	1,434
Other income	49	41	189	147

Total revenue	40,824	35,022	165,369	139,828

Insurance benefits and losses incurred
Life and health	16,561	15,652	70,175	62,480
Property and casualty	8,664	6,109	30,197	27,337
Commissions and underwriting expenses	10,475	8,512	40,556	32,477
Interest expense	441	655	1,898	2,632
Other	3,240	2,542	11,337	9,820

Total benefits and expenses	39,381	33,470	154,163	134,746

Income before income taxes	1,443	1,552	11,206	5,082

Income tax expense (benefit)	(17)	638	184	646

Net income	$ 1,460	$ 914	$ 11,022	$ 4,436

Basic earnings per common share	$ 0.06	$ 0.04	$ 0.50	$ 0.19

Diluted earnings per common share	$ 0.06	$ 0.04	$ 0.48	$ 0.18

Reconciliation of Net Income to non-GAAP Measurement

Net income	$ 1,460	$ 914	$ 11,022	$ 4,436
Income tax expense (benefit)	(17)	638	184	646
Realized investment gains, net	(326)	(6)	(8,741)	(1,434)

Operating income	$ 1,117	$ 1,546	$ 2,465	$ 3,648

	December 31,	December 31,
Selected Balance Sheet Data	2013	2012

Total cash and investments	$ 262,063	$ 265,843
Insurance subsidiaries	228,605	236,934
Parent and other	33,458	28,909
Total assets	319,381	320,177
Insurance reserves and policyholder funds	162,373	154,558
Debt	41,238	41,238
Total shareholders' equity	100,927	105,736
Book value per common share	4.47	4.65
Statutory capital and surplus
Life and health	34,530	33,059
Property and casualty	39,092	36,947